Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-149872 and No. 333-239423) of our report dated June 28, 2021, with respect to the financial statements and supplemental schedule of Regency Centers 401 (k) Profit Sharing Plan included in this Annual Report on Form 11-K for the year ended December 31, 2020.

/s/ Dixon Hughes Goodman LLP

Charlotte, North Carolina

June 28, 2021